May 8, 2014

Via Email

Dear Liliana:
The Wendy’s Company (the “Company” or “Wendy’s”) is pleased to confirm the offer of employment for the position of Chief Communications Officer (“CCO”) on the terms stated herein. Your start date will be June 2, 2014.

1.    Compensation and Benefits. The following is a summary of your compensation and benefits, but it does not contain all the details. The complete understanding between the Company and you regarding your benefits is governed by legal plan documents.

a.
Base Salary. Your starting base annualized salary will be $265,000, paid on a bi-weekly basis. Your base salary is subject to annual review by the Compensation Committee of the Company’s Board of Directors.

b.
Annual Incentive. You will be eligible to receive an incentive under the terms and conditions of the incentive plan provided to similarly situated senior officers of the Company, with a target of 60% of your annual base salary, provided performance measures set by the Company are achieved. For 2014, any incentive to which you are entitled will be prorated based on the number of full fiscal periods you are employed from your start date.

c.
Benefits. You shall be entitled to participate in any retirement, fringe benefit or welfare benefit plan of the Company on the same terms as provided to similarly situated senior officers of the Company, including any plan providing prescription, dental, disability, employee life, group life, accidental death, travel accident insurance benefits and car allowance program that the Company may adopt for the benefit of similarly situated officers, in accordance with the terms of such plan.

d.	Equity Award at Start Date. Upon commencement of your employment, you will be eligible to receive an award of restricted stock units with an award value of $100,000.

e.	2014 Equity Award. You will be eligible for a stock option award with an award value of $150,000 on the date the Performance Compensation Subcommittee (the

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“Subcommittee”) grants awards to other similarly situated senior executives of the Company.

f.
Subsequent Equity Awards. Commencing in 2015, you will be eligible to receive awards under the terms and conditions of the Company’s annual long-term incentive award program in effect for other similarly situated senior executives of the Company, subject to Subcommittee approval.

g.	Vacation. You will be eligible for 4 weeks of vacation per year in accordance with the terms of Wendy’s Vacation Policy.

h.	Deductions and withholding. All forms of compensation referenced in this letter are subject to all applicable deductions and withholdings.

2.    Duties and Responsibilities. While employed by the Company, you will devote your full business time, interests and effort to performance of your duties as CCO. Your services will be based from the Company’s Dublin, Ohio location. You will also be expected to undertake a reasonable amount of travel in the performance of your duties.

3.     Noncompete/Nonsolicitation/Employee No-Hire.

a.
You acknowledge that as CCO you will be involved, at the highest level, in the development, implementation, and management of Wendy’s business strategies and plans, including those which involve Wendy’s finances, marketing and other operations, and acquisitions and, as a result, you will have access to Wendy’s most valuable trade secrets and proprietary information. By virtue of your unique and sensitive position, your employment by a competitor of Wendy’s represents a material unfair competitive danger to Wendy’s and the use of your knowledge and information about Wendy’s business, strategies and plans can and would constitute a competitive advantage over Wendy’s. You further acknowledge that the provisions of this Section 3 are reasonable and necessary to protect Wendy’s legitimate business interests.

b.
In view of clause (a) above, you hereby covenant and agree that during your employment with Wendy’s and either (x) in the event your employment with Wendy’s is terminated “without cause”, for a period of twenty-four (24) months following such termination, or (y) in the event your employment with Wendy’s is terminated for Cause, for a period of twelve (12) months following such termination:

(i)    in any state or territory of the United States (and the District of Columbia) or any country where Wendy’s maintains restaurants, you will not engage or be engaged in any capacity, “directly or indirectly” (as defined below), except as a passive investor owning less than a two percent (2%) interest in a publicly held company, in any business or entity that is competitive with the business of Wendy’s or its affiliates. This restriction includes any business engaged in drive through or food service restaurant business where hamburgers, chicken sandwiches or entree

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salads are predominant products (15% or more, individually or in the aggregate, of food products not including beverages). Notwithstanding anything to the contrary herein, this restriction shall not prohibit you from accepting employment, operating or otherwise becoming associated with a franchisee of Wendy’s, any of its affiliates or any subsidiary of the foregoing, but only in connection with activities associated with the operation of such a franchise or activities that otherwise are not encompassed by the restrictions of this paragraph, subject to any confidentiality obligations contained herein;

(ii)    you will not, directly or indirectly, without Wendy’s prior written consent, hire or cause to be hired, solicit or encourage to cease to work with Wendy’s or any of its subsidiaries or affiliates, any person who is at the time of such activity, or who was within the six (6) month period preceding such activity, an employee of Wendy’s or any of its subsidiaries or affiliates at the level of director or any more senior level or a consultant under contract with Wendy’s or any of its subsidiaries or affiliates and whose primary client is such entity or entities; and

(iii)    you will not, directly or indirectly, solicit, encourage or cause any franchisee or supplier of Wendy’s or any of its subsidiaries or affiliates to cease doing business with Wendy’s or subsidiary or affiliate, or to reduce the amount of business such franchisee or supplier does with Wendy’s or such subsidiary or affiliate.

c.
For purposes of this Section 3, “directly or indirectly” means in your individual capacity for your own benefit or as a shareholder, lender, partner, member or other principal, officer, director, employee, agent or consultant of or to any individual, corporation, partnership, limited liability company, trust, association or any other entity whatsoever; provided, however, that you may own stock in Wendy’s and may operate, directly or indirectly, Wendy’s restaurants as a franchisee without violating Sections 3(b)(i) or 3(b)(iii).

d.
If any competent authority having jurisdiction over this Section 3 determines that any of the provisions of this Section 3 is unenforceable because of the duration or geographical scope of such provision, such competent authority shall have the power to reduce the duration or scope, as the case may be, of such provision and, in its reduced form, such provision shall then be enforceable. In the event of your breach of your obligations under the post employment restrictive covenants, then the post employment restricted period shall be tolled and extended during the length of such breach, to the extent permitted by law.

4.    Confidential Information. You agree to treat as confidential and not to disclose to anyone other than Wendy’s and its subsidiaries and affiliates, and their respective officers, directors, employees and agents, and you agree that you will not at any time during your employment and for a period of four years thereafter, without the prior written consent of Wendy’s, divulge, furnish, or make known or accessible to, or use for the benefit of anyone other than Wendy’s, its subsidiaries, and affiliates, any information of a confidential nature relating in any way to the business of Wendy’s or its subsidiaries or affiliates, or any of their respective franchisees, suppliers or distributors, unless

May 8, 2014

(i) you are required to disclose such information by requirements of law, (ii) such information is in the public domain through no fault of yours, or (iii) such information has been lawfully acquired by you from other sources unless you know that such information was obtained in violation of an agreement of confidentiality. You further agree that during the period referred to in the immediately preceding sentence you will refrain from engaging in any conduct or making any statement, written or oral that is disparaging of Wendy’s, any of its subsidiaries or affiliates or any of their respective directors or officers.

5.    Severance. In the event the Company terminates your employment without Cause (with “Cause” being hereinafter defined), in exchange for your execution of a general release of any and all claims concerning your employment and termination thereof in favor of the Company (and its subsidiaries, agents, employees, directors, etc.), you shall receive the following:

a.
One year of salary continuation (at your annual base rate of salary in effect as of the termination) without offset for subsequent employment from date of termination, paid on a biweekly basis. These biweekly payments would also include installments of annual incentive paid for the year prior to the year of termination;

b.	Second year of salary continuation (at your annual base rate of salary in effect as of the termination), subject to offset for subsequent employment;

c.	Prorated annual incentive payment for year of termination, payable when annual incentives are paid to other senior executives of the Company;

d.
Unvested time-vested equity would vest pro rata (on a monthly basis) to the date of termination, unless terms of awards are more favorable. Any performance-based equity would be determined based on plan and award terms. Vested stock options would be exercisable for one year after the date of termination; and

e.	Lump sum cash payment of $30,000.

You shall not be entitled to severance in the event the Company terminates your employment for Cause or in the event you voluntarily resign or terminate your employment with the Company. For the purposes of this agreement, "Cause" may include (i) commission of any act of fraud or gross negligence by you in the course of your employment hereunder that, in the case of gross negligence, has an adverse effect on the business or financial condition of Wendy’s or any of its affiliates; (ii) willful misrepresentation at any time by you to Wendy’s or the Board; (iii) willful failure or refusal to comply with any of your obligations hereunder or to comply with a reasonable and lawful instruction of the President and/or Chief Executive Officer of Wendy’s or the Board; (iv) engagement by you in any conduct or the commission by you of any act that is, in the reasonable opinion of the Board, injurious or detrimental to the substantial interest of Wendy’s or any of its affiliates; (v) your commission of or indictment for any felony, whether of the United States or any state thereof or any similar foreign law to which you may be subject; (vi) any failure substantially to comply with any material written rules, regulations, policies or procedures of Wendy’s furnished to you; (vii) any willful or negligent failure to comply with Wendy’s policies regarding insider trading; (viii) your death; or (ix) your inability to perform all or a substantial part of your duties or responsibilities on a

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ccount of your illness (either physical or mental) for more than ninety (90) consecutive calendar days or for an aggregate of one-hundred fifty (150) calendar days during any consecutive nine (9) month period. A termination for Cause shall include a determination by the Company within six (6) months following your termination without Cause that circumstances existed during your employment that would have justified a termination by the Company with Cause. In such event, the Company reserves the right to discontinue any severance payments described above and to require you to reimburse the Company any severance amounts already paid to you.

6.    Miscellaneous. If there is a discrepancy between the information in this letter and the legal plan documents, the legal plan documents will govern. The Company reserves the right to amend, modify, suspend or terminate any of its benefit plans at any time for any reason without prior notice. By accepting this position of CCO on the terms stated herein, you acknowledge that your employment is “at-will.” This means that you may resign from the Company, or the Company may end the employment relationship, at any time, with or without cause, and with or without notice.

Please consider the information contained in this letter. Once you have had an opportunity to consider this letter, and provided you wish to accept the position of CCO on the terms outlined herein, please return an executed copy of this letter to the undersigned on or before the close of business on May 16, 2014.

Should you have any questions, please do not hesitate to contact me.

Yours truly,

/s/ Scott A. Weisberg
THE WENDY’S COMPANY
Scott A. Weisberg
Chief People Officer

ACCEPTED AND AGREED:

/s/ Liliana Esposito
Liliana Esposito
May 13, 2014
Date

May 8, 2014

Liliana Esposito
Chief Communications Officer

PROVISION	TERM	COMMENTS
Base Salary	$265,000/year	Reviewed annually.
Annual Incentive	Target annual incentive percentage equal to 60% of base salary
Company and individual performance assessed for each fiscal year relative to objectives agreed to in advance between management and the Board’s compensation committee. Eligible for a prorated incentive for fiscal 2014.

2014 Equity Award	Value of $250,000
Delivered in two installments in 2014: (1) $100,000, (40% of grant value), will be issued upon hire in the form of restricted stock units with 3-year cliff vesting; (2) $150,000, (60% of grant value), will be issued in the form of stock options with the grant date to be the date on which the Performance Compensation Subcommittee grants the award.

Subsequent Equity Awards		Commencing in 2015, during your employment you are eligible to be granted awards under the Wendy’s annual long-term award program in effect for other senior executives of Wendy’s.
Benefits/Car Allowance		Benefits as are generally made available to other senior executives of Wendy’s, including participation in Wendy’s health/medical and insurance programs and $1,400 per month car allowance programs.
Vacation	Four weeks per year

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Severance
In the event you are terminated by Wendy’s, without cause,  you will be entitled to the following benefits (details to be stated in the offer letter):

One year salary continuation without offset for subsequent employment from the date of termination. These biweekly payments would also include installments of annual incentive paid for the year prior to the year of termination.

Second year of salary continuation, subject to offset for subsequent employment.

Prorated annual incentive payment for the year of termination, payable when annual incentives are paid to other executives.

Unvested time-vested equity will vest pro rata (on a monthly basis) to the date of termination, unless terms of awards are more favorable. Any performance-based equity would be determined based on plan terms. Vested stock options would be exercisable for one year after the date of termination.

COBRA health and medical coverage can be continued for 18 months after date of termination, at your cost.

Lump sum payment of $30,000.